EX-99.5(d)

                        THE PRUDENTIAL INSTITUTIONAL FUND
                           (International Stock Fund)

                              SUBADVISORY AGREEMENT

     Agreement made as of this 30th day of November, 1995, between Prudential Institutional Fund Management, Inc. (PIFM or the Manager), a Pennsylvania Corporation, and Mercator Asset Management, L.P. (the Subadviser), a limited partnership organized under the laws of the state of Delaware.

                               W I T N E S S E T H

     WHEREAS, the Manager has entered into a Management Agreement, dated October 30, 1992 (the Management Agreement), with The Prudential Institutional Fund (the Trust), a Delaware business trust and a diversified, open-end management investment company registered under the Investment Company Act of 1940 (the 1940
Act), pursuant to which PIFM will act as Manager of the Trust;

     WHEREAS, the shares of beneficial interest of the Trust are divided into separate series or funds, each of which is established pursuant to a resolution of the Trustees of the Trust, and the Trustees may from time to time terminate such series or funds or establish and terminate additional series or funds:

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     WHEREAS, the Manager has entered into a separate subadvisory agreement dated October 30, 1992 with The Prudential Investment Corporation (PIC), a New Jersey corporation, pursuant to which PIC will provide investment advisory services to the Trust with respect to (i) the management of short-term assets, including cash, money market instruments and repurchase agreements and (ii) the lending of portfolio securities;

     WHEREAS, the Manager desires to retain the Subadviser to provide investment advisory services to the International Stock Fund (the Fund) in connection with the management of the Trust and the Subadviser is willing to render such investment advisory services;

     NOW, THEREFORE, the Parties agree as follows:

     1. (a) Subject to the supervision of the Manager and of the Trustees of the Trust, the Subadviser shall manage the investment operations of the Fund and the composition of the Fund's portfolio, including the purchase, retention and disposition thereof, in accordance with the Fund's investment objectives, policies and restrictions as stated in the Prospectus (such Prospectus and Statement of Additional Information as currently in effect and as amended or supplemented from time to time, being herein collectively

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     called the "Prospectus") and subject to the following understandings:

          (i) The Subadviser shall provide supervision of the Fund's investments and determine from time to time what investments and securities will be purchased, retained, sold or loaned by the Fund, and what portion of the assets will be invested or held uninvested as cash.

          (ii) In the performance of its duties and obligations under this Agreement, the Subadviser shall act in conformity with the Declaration of Trust, By-Laws and Prospectus of the Fund and the Trust and with the instructions and directions of the Manager and of the Trustees of the Trust and will conform to and comply with the requirements of the 1940 Act, the Internal Revenue Code of 1986 and all other applicable federal and state laws and regulations.

          (iii) The Subadviser shall advise PIC of the dollar amount of the Fund's assets that shall be invested in repurchase agreements, money market instruments or held in cash and advise PIC as to the securities available for lending and the securities to be recalled from loan. In the event the agreement with PIC is terminated, the Subadviser shall provide investment advisory services to

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          the Fund with respect to the management of short-term assets and the lending of portfolio securities under this Agreement.

          (iv) The Subadviser shall determine the securities, futures contracts and currencies to be purchased or sold by the Fund and will place orders with or through such persons, brokers, dealers or futures commission merchants (including but not limited to Prudential Securities Incorporated) to carry out the policy with respect to brokerage as set forth in the Trust's Registration Statement and Prospectus or as the Trustees may direct from time to time. In providing the Fund with investment supervision, it is recognized that the Subadviser will give primary consideration to securing the most favorable price and efficient execution. Within the framework of this policy, the Subadviser may consider the financial responsibility, research and investment information and other services provided by brokers, dealers or futures commission merchants who may effect or be a party to any such transaction or other transactions to which the Subadviser's other clients may be a party. It is understood that Prudential Securities Incorporated may be used as principal broker for securities transactions but that no formula has been adopted for allocation of the Trust's investment transaction business. It is also

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          understood that it is desirable for the Fund that the Subadviser have access to supplemental investment and market research and security and economic analysis provided by brokers or futures commission merchants who may execute brokerage transactions at a higher cost to the Fund than may result when allocating brokerage to other brokers on the basis of seeking the most favorable price and efficient execution. Therefore, the Subadviser is authorized to place orders for the purchase and sale of securities and futures contracts for the Fund with such brokers or futures commission merchants, subject to review by the Trustees of the Trust from time to time with respect to the extent and continuation of this practice. It is understood that the services provided by such brokers or futures commission merchants may be useful to the Subadviser in connection with the Subadviser's services to other clients.

               On occasions when the Subadviser deems the purchase or sale of a security or futures contract to be in the best interest of the Fund as well as other clients of the Subadviser, the Subadviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities or futures contracts to be sold or purchased in order to obtain the most favorable price or lower brokerage commissions and

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          efficient execution. In such event, allocation of the securities or futures contracts so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Subadviser in the manner the Subadviser considers to be the most equitable and consistent with its fiduciary obligations to the Fund, the Trust and to such other clients.

          (v) The Subadviser shall maintain all books and records with respect to the Fund's portfolio transactions required by subparagraphs (b)(5),
          (6), (7), (9), (10) and (11) and paragraph (f) of Rule 31a-1 under the 1940 Act and shall render to the Trustees of the Trust such periodic and special reports as the Board may reasonably request.

          (vi) The Subadviser shall provide the Trust's Custodian on each business day with information relating to all transactions concerning the Fund's assets and shall provide the Manager with such information upon request of the Manager.

          (vii) The investment management services provided by the Subadviser hereunder are not to be deemed exclusive, and the Subadviser shall be free to render similar services to others.

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     (b) The Subadviser shall keep the Trust's books and records required to be maintained by the Subadviser pursuant to paragraph l(a)(v) hereof and shall timely furnish to the Manager all information relating to the Subadviser's services hereunder needed by the Manager to keep the other books and records of the Trust required by Rule 31a-l under the 1940 Act. The Subadviser agrees that all records which it maintains for the Trust are the property of the Trust and the Subadviser will surrender promptly to the Trust any of such records upon the Trust's request, provided however that the Subadviser may retain a copy of such records. The Subadviser further agrees to preserve for the periods prescribed by Rule 31a-2 of the Commission under the 1940 Act any such records as are required to be maintained by it pursuant to paragraph l(a)(v) hereof.

     (c) The Subadviser agrees to maintain adequate compliance procedures to ensure its compliance with the 1940 Act, the Investment Advisers Act of 1940 and applicable state and federal laws and regulations.

     2. The Manager shall continue to have responsibility for all services to be provided to the Trust pursuant to the Management Agreement and shall oversee and review the Subadviser's performance of its duties under this Agreement. Upon request of the Manager, the Subadviser shall provide the Manager with any and all

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documents, records, and other materials relating to the Subadviser's performance of its duties under this Agreement or any activities that could directly or indirectly impact the Fund that the Manager determines to be necessary for the Manager to perform its duties of oversight and review. To the extent information provided to the Manager includes reference to any other client of the Subadviser, the identity of such other client need not be reflected in the information unless the Subadviser is authorized in writing by such client to disclose that client's identity in such information furnished to the Manager. In addition, any information provided to the Manager that relates to the officers or shareholders of the general partners of the Subadviser will include disclosure of the identity of such officers or shareholders. The Subadviser also shall allow the Manager or its designee to perform periodic on-site inspections in performance of these duties.

     3. The Manager shall compensate the Subadviser for the services provided and the expenses assumed pursuant to this Subadvisory Agreement, a fee at an annual rate of .75 of 1% of the average daily net assets of the Fund up to and including $50 million, .60 of 1% of the average daily net assets of the Fund in excess of $50 million up to and including $300 million and .45 of 1% of the average daily net assets in excess of $300 million. This fee will be computed daily and paid monthly.

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     4. The Subadviser shall not be liable for any error of judgment or for any loss suffered by the Fund or the Manager in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on the Subadviser's part in the performance of its duties or from its reckless disregard of its obligations and duties under this Agreement; provided, however, that the Subadviser shall be liable for its own negligence (but not mere errors in portfolio management judgment) with respect to errors relating to portfolio trades. The Subadviser shall indemnify and hold harmless the Fund or the Manager, as the case may be, from any and all claims, losses, expenses, obligations and liabilities (including reasonable attorneys' fees) that arise or result from the Subadviser's willful misfeasance, bad faith, gross negligence (or negligence -- but not mere errors in portfolio management judgment -- with respect to errors relating to portfolio trades), or reckless disregard of its duties under this Agreement.

     5. This Agreement shall continue in effect for a period of more than two years from the date hereof only so long as such continuance is specifically approved at least annually in conformity with the requirements of the 1940 Act; provided, however, that this Agreement may be terminated by the Fund at any time, without the payment of any penalty, by the Trustees of the Trust or by vote of a majority of the outstanding voting securities (as defined in the 1940
Act) of the Fund, or by the Manager or the

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Subadviser at any time, without the payment of any penalty, on not more than 60 days' nor less than 30 days' written notice to the other party. This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act) or upon the termination of the Management Agreement.

     6. Nothing in this Agreement shall limit or restrict the right of any of the Subadviser's general partners or officers thereof or employees to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or a dissimilar nature, nor limit or restrict the Subadviser's right to engage in any other business or to render services of any kind to any other corporation, firm, individual or association. The Subadviser shall report to the Board, at least annually, the extent to which the Subadviser's general partners or officers thereof engage in any substantial business activities outside of the scope of their activities as general partners or officers thereof.

     7. During the term of this Agreement, the Manager agrees to furnish the Subadviser at its principal office all prospectuses, proxy statements, reports to stockholders, sales literature or other material prepared for distribution to shareholders of the Fund or the public, which refer to the Subadviser in any way, prior to use thereof and not to use material if the Subadviser reasonably objects in writing five business days (or such other time as may be

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mutually agreed) after receipt thereof. Sales literature may be furnished to the
Subadviser hereunder by first-class or overnight mail, facsimile transmission equipment or hand delivery.

     8. The Subadviser shall notify the Manager of any change in the membership of the partnership within five (5) days of such change.

     9. Any notice or other communication required to be given pursuant to this Agreement shall be deemed duly given if delivered or mailed by registered mail, postage prepaid, (1) to the Manager at 30 Scranton Office Park, Moosic, PA 18507-1789, Attention: Secretary; or (2) to the Subadviser at 2400 East Commercial Blvd., Fort Lauderdale, FL 33308.

     10. This Agreement may be amended by mutual consent, but the consent of the Fund must be obtained in conformity with the requirements of the 1940 Act.

     11. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to choice of law principles thereof and in accordance with the 1940 Act. In the case of any conflict the 1940 Act shall control.

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     IN WITNESS WHEREOF, the Parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

                              PRUDENTIAL INSTITUTIONAL FUND
                                MANAGEMENT, INC.



                              By: /S/ Mark Fetting
                                 -----------------------------------------------
                                      President


                              MERCATOR ASSET MANAGEMENT, L.P.


                              By: /S/ Peter F. Spano, PSX Corp. General Partner
                                 -----------------------------------------------
                                      President